Exhibit 99

Titan Announces Record Fourth Quarter and Yearly Sales Results
and Corporate Milestone of over $1 Billion in Revenue

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 26, 2009

Fourth quarter highlights:

•	Sales were a fourth quarter record of $258.6 million in 2008, up 26 percent, as compared to $204.9 million in the fourth quarter of 2007.

•	Gross profit for the fourth quarter was $28.0 million as compared to $11.3 million for fourth quarter 2007, an increase of 147 percent.

•	Income from operations was $11.5 million for the quarter, as compared to a loss from operations of $(5.4) million in 2007.

Year-to-date highlights:

•	Year-to-date 2008 sales were an all-time record of $1,036.7 million, a 24 percent increase from $837.0 million of sales in 2007.

•	Year-to-date gross profit rose 66 percent to an all-time record of $139.7 million, up from $84.1 million in 2007.

•	Year-to-date income from operations was an all-time record of $73.3 million, up 195 percent from $24.8 million the previous year.

Statement of Chief Executive Officer:

“I can appreciate that everyone is concerned about future business, but I want to take a moment to look back at an unbelievable year,” said Titan Chairman and CEO Maurice M. Taylor Jr. “Looking back at 2008, and the progress Titan made in the development of our new super giant tires—while at the same time shipping out a record number of products—was accomplished by a great team of men and women who maintain the entrepreneurial attitude of the America way.

“Titan was on its way to having its best quarter of all time,” said Taylor, “however, the curing press malfunction in November, due to an issue related to clamping pressure, set Titan back about 90 days behind the goals set last year. I set a goal to produce 900 super giant tires in 2008, and we fell short, producing approximately half of that number. Titan did hit the billion-dollar revenue mark, even though many companies were facing difficult challenges in the last half of the year. What we have developed in new technologies for OTR (off-the-road) and agricultural wheels and tires should benefit Titan for years to come.

“This coming year will be really interesting. The large farm tire business should be good; you can see that in today’s commodity prices. We believe construction and small farm tire markets will move even lower in 2009. Mining should be good through 2009 because mines are operating even though new mines may be on hold for the year. Sales levels should move down because of lower material costs; therefore, selling prices will likely drop,” said Taylor.

“Because the world is contracting, we believe there will be further consolidation in the specialty wheel and tire market in 2009. This consolidation should be beneficial for Titan’s long-term growth. Titan has maintained its growth while keeping its SG&A expenses in the 5-7% range, and we expect to continue this growth with our ability to be one of the most competitive companies in our field. Titan will continue to focus on the goals I set in December, but what happens in our markets in the next four months will determine if these goals can be reached. I will provide an update the first part of July.”

Financial overview:

Titan International Inc.’s net sales of $258.6 million for fourth quarter of 2008 were 26 percent higher than fourth quarter 2007 sales of $204.9 million.  Year-end: Net sales for 2008 were $1,036.7 million, up 24 percent from $837.0 million in 2007. These record sales levels are attributed to strong demand in the company’s agricultural market, which reported higher sales of approximately 42 percent for 2008 as compared to the previous year. Titan believes it has benefited in 2008 from a preliminary ruling from the U.S. Department of Commerce, affirming that exporters of Chinese-manufactured tires have been selling certain OTR tires in the U.S.A. at less than normal value and received subsidies, resulting in duties being imposed on certain imported tires.

Gross profit for fourth quarter 2008 was $28.0 million, as compared to $11.3 million in 2007.  Year-end: Gross profit for the year of 2008 was a record $139.7 million, or 13.5 percent of net sales, as compared to $84.1 million, or 10.1 percent of net sales, for 2007. The gross profit margin for 2008 showed a significant improvement of over three percentage points compared to the previous year, as the company continues its efforts to improve efficiencies and align sale prices with production cost.

Income from operations was $11.5 million in the fourth quarter of 2008, as compared to $(5.4) million loss in fourth quarter 2007.  Year-end: Income from operations was $73.3 million for the year ended December 31, 2008, and $24.8 million for the year ended December 31, 2007, resulting in a 195 percent increase.

Interest expense was $3.7 million in the fourth quarter of 2008 as compared to $4.1 million of interest expense in the fourth quarter of 2007.  Year-end: Interest expense for the year 2008 was $15.1 million compared to $18.7 million in 2007.

Due to a substantial decline in Titan Europe Plc’s publicly quoted price on the AIM market in London, England, a noncash Titan Europe Plc charge of $37.7 million was recorded at year-end 2008, compared to no charge in 2007.

Excluding the noncash Titan Europe Plc charge, proforma net income would have been $6.1 million for fourth quarter 2008, versus $(8.8) million loss in fourth quarter 2007.  Year-end: Excluding the charge, proforma net income would have been $37.8 million in 2008, compared to a net loss of $(7.2) million in 2007.

Excluding the noncash Titan Europe Plc charge, fourth quarter 2008 proforma basic earnings per share would have been $.18, compared to a loss of $(.26) during the fourth quarter of 2007. Proforma diluted earnings per share would have been $.17, compared to $(.26) loss in fourth quarter 2007. Year-end: For the year ended December 31, 2008, proforma basic earnings per share would have been $1.10, compared to loss per share of $(.23) in 2007. Proforma diluted earnings per share would have been $1.09, compared to a loss per share of $(.23).

Net loss for fourth quarter 2008 was $(18.4) million, versus $(8.8) million loss in fourth quarter 2007.  Year-end: Net income was $13.3 million in 2008, compared to a net loss of $(7.2) million in 2007.

Cash balance: The company’s year-end cash balance was $61.7 million at December 31, 2008, as compared to $58.3 million at year-end 2007.

Capital expenditures: Titan’s capital expenditures for 2008 were $80.0 million, which included approximately $60 million of expenditures related to the Giant OTR Project.

Stock split:

In June 2008, Titan’s Board of Directors approved a five-for-four stock split with a record date of July 31, 2008, and a payable date of August 15, 2008. The Company gave five shares for every four shares held as of the record date. Stockholders received one additional share for every four shares owned as of the record date and received cash in lieu of fractional shares. All share and per share data has been adjusted to reflect the effect of the stock split for all periods presented.

Giant OTR Project:

In May 2007, Titan’s Board of Directors approved funding for the company to increase giant OTR mining tire production capacity to include 57-inch and 63-inch giant radial tires (the “Giant OTR Project”). The company began start-up production of these giant mining tires in July 2008.

RECENT DEVELOPMENT:

Revolving credit facility amendment:

On January 30, 2009, Titan International Inc. amended and restated its revolving credit facility (credit facility) with Bank of America, N.A. The amendment included a multi-year extension that extended the credit facility termination date to January 2012 from the previous October 2009 date. The amendment created an accordion feature within the credit facility that set the initial loan availability at $150 million with the ability to request increases up to a maximum availability of $250 million. The amendment adjusted the borrowing rates within a pricing grid that includes a minimum 1½ percent LIBOR rate.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2008 and 2007

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$258,598	$204,938	$1,036,700	$837,021
Cost of sales	230,597	193,603	896,986	752,890
Gross profit	28,001	11,335	139,714	84,131

Selling, general & administrative expenses	13,996	15,048	57,151	53,138
Royalty expense	2,456	1,665	9,242	6,155
Income (loss) from operations	11,549	(5,378)	73,321	24,838

Interest expense	(3,696)	(4,059)	(15,122)	(18,710)
Noncash Titan Europe Plc charge	(37,698)	0	(37,698)	0
Noncash convertible debt conversion charge	0	0	0	(13,376)
Other (expense) income	(50)	843	2,509	3,364
(Loss) income before income taxes	(29,895)	(8,594)	23,010	(3,884)

(Benefit) provision for income taxes	(11,489)	254	9,673	3,363

Net (loss) income	$(18,406)	$(8,848)	$13,337	$(7,247)

(Loss) earnings per common share*:
Basic	$(.53)	$(.26)	$.39	$(.23)
Diluted	(.53)	(.26)	.38	(.23)

Average common shares outstanding*:
Basic	34,519	34,171	34,410	32,081
Diluted	34,958	34,171	34,838	32,081

Excluding noncash Titan Europe Plc charge
Proforma net income (loss)	$6,098	$(8,848)	$37,841	$(7,247)
Proforma earnings (loss) per common share*:
Proforma basic	$.18	$(.26)	$1.10	$(.23)
Proforma diluted	.17	(.26)	1.09	(.23)

*Adjusted to reflect five-for-four stock split that took place in 2008.

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Agricultural	$191,632	$137,712	$729,895	$515,642
Earthmoving/Construction	59,417	60,315	281,008	277,206
Consumer	7,549	6,911	25,797	44,173
Total	$258,598	$204,938	$1,036,700	$837,021

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2008	2007
Current assets:
Cash & cash equivalents	$61,658	$58,325
Accounts receivable	126,531	98,394
Inventories	147,306	128,048
Deferred income taxes	12,042	25,159
Prepaid & other current assets	21,662	17,839
Total current assets	369,199	327,765

Property, plant & equipment, net	248,442	196,078
Investment in Titan Europe Plc	2,649	34,535
Goodwill	11,702	11,702
Deferred income taxes	7,256	0
Other assets	15,534	20,415
Total assets	$654,782	$590,495

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt	$25,000	$0
Accounts payable	65,547	43,992
Other current liabilities	46,088	43,788
Total current liabilities	136,635	87,780

Long-term debt	200,000	200,000
Deferred income taxes	0	14,044
Other long-term liabilities	38,959	16,149
Stockholders’ equity	279,188	272,522
Total liabilities & stockholders’ equity	$654,782	$590,495

Titan International Inc. fourth quarter and year-end conference call:

Titan International Inc. will hold its earnings conference call for the fourth quarter and year ended December 31, 2008, at 9 a.m. Eastern Time on Thursday, February 26, 2009.

To participate in the call, dial (800) 230-1092 five minutes prior to the scheduled time and request the Titan International Inc. earnings conference call. International callers dial (612) 332-0932.

A telephonic replay of the call will be available later on Feb. 26 and until March 5, 2009. To access the replay, dial (800) 475-6701 and enter access code 984757. International callers dial (320) 365-3844. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489